Exhibit 3.1.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
FEDERATED DEPARTMENT STORES, INC.
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of Federated Department Stores, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Seventh” so that, as amended, said Article shall be and read as follows:
          SEVENTH. Section 1. NUMBER, ELECTION, AND TERMS OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 16 and will be fixed from time to time in the manner described in the by-laws of the Company. At the annual meeting of stockholders to be held in 2006, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the next following annual meeting of stockholders, at the annual meeting of stockholders to be held in 2007, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the next following annual meeting of stockholders, and at the annual meeting of stockholders to be held in 2008 and at each annual meeting of stockholders thereafter, each of the Directors shall be elected for a term expiring at the next following annual meeting of stockholders. In each case, Directors shall be elected by plurality vote of all votes cast at such meeting and shall hold office until his or her successor has been elected and qualified. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the

Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.
          Section 2. NOMINATION OF DIRECTOR CANDIDATES. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the by-laws of the Company.
          Section 3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.
          Section 4. REMOVAL. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only in the manner provided in this Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, may remove such Director or Directors. If, at the time of any such meeting, the Board is classified as provided in Section 141(d) of the DGCL (or in any successor provision thereto), such removal may be effected only for cause.
          Section 5. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, Sections 2 through 5 of this Article Seventh.
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 13th day of July, 2005.

FEDERATED DEPARTMENT STORES, INC.

/s/ Dennis J. Broderick

Dennis J. Broderick
Senior Vice President, General Counsel and
Secretary

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